Exhibit 5

30 ROCKEFELLER PLAZA	AUSTIN
NEW YORK,	DALLAS
NEW YORK 10112-4498	DUBAI
HONG KONG
TEL +1 212.408.2500	HOUSTON
FAX +1 212.408.2501	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
RIYADH
WASHINGTON

August 19, 2005

Discovery Holding Company

12300 Liberty Boulevard

Englewood, CO 80112

Re:                               Discovery Holding Company Registration
Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by Discovery Holding Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  You have requested our opinion concerning the status under Delaware law of the 2,603,473 shares (the “Series A Shares”) of the Company’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), and the 2,996,527 shares (together with the Series A Shares, the “Shares”) of the Company’s Series B common stock, par value $.01 per share (the “Series B Common Stock”), to be issued pursuant to the terms of the Discovery Holding Company Transitional Stock Adjustment Plan (the “Plan”), the issuance of which is being registered under the Registration Statement.

We have participated in the preparation and filing of the Registration Statement under the Securities Act.  In connection therewith, we have relied, have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.                                       Restated Certificate of Incorporation of the Company, as currently in effect;

2.                                       By-Laws of the Company, as currently in effect;

3.                                       Resolutions of the Company’s Board of Directors and Compensation Committee of the Board of Directors, as applicable, approving and adopting the Plan and authorizing the issuance of the Shares pursuant to the terms of the Plan and the preparation and filing of the Registration Statement under the Securities Act; and

4.                                       The Plan.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Series A Common Stock and Series B Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       The Shares have been duly authorized for issuance.

2.                                       If and when any Shares are issued in accordance with the requirements of the Plan, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and to the extent applicable any federal securities laws.  We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.
Baker Botts L.L.P.